Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Abercrombie & Fitch Co. of our report dated April 1, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Abercrombie & Fitch Co.’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
September 11, 2019